UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 29, 2019 (July 28, 2019)

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street	20100
Science Park, POB 455
Carmiel, Israel
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, $0.001 par value	PLX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 29, 2019, Protalix BioTherapeutics, Inc. (the “Company”) announced that its Board of Directors has appointed Mr. Eyal Rubin to serve as the Company’s new Senior Vice President and Chief Financial Officer, effective September 22, 2019. As announced on July 22, 2019, Yossi Maimon has notified the Company of his resignation from his position as the Company’s Vice President and Chief Financial Officer to pursue other opportunities. Mr. Maimon has agreed to work together with the Company’s finance and accounting teams to ensure a smooth transition of the Company’s financial and accounting functions until Mr. Rubin begins.

Mr. Rubin, 44, brings to Protalix more than 20 years of finance and capital markets experience, an extensive background in financial planning and operations, management and strategy and a deep knowledge of the biotechnology and pharmaceutical industries. He most recently served as Executive Vice President and Chief Financial Officer of BrainStorm Cell Therapeutics Inc. (“BrainStorm”), a publicly traded biotechnology company, where he was responsible for all corporate finance, accounting and investor relations activities. Prior to his role at BrainStorm, Mr. Rubin served at Teva Pharmaceutical Industries Ltd. (“Teva”) in several roles, most recently as Vice President, Head of Corporate Treasury. In this role, Mr. Rubin was responsible for Teva’s cash operations and cash management, as well as Teva’s equity and debt capital markets transactions. Mr. Rubin holds a BA in Financing and IT Systems from the College of Management, Israel, where he graduated Summa Cum Laude with a specialization in Financing and IT Systems, and an MBA from Bar-Ilan University, Israel, where he graduated Summa Cum Laude with a specialization in Finance.

In connection with his appointment, the Company and Mr. Rubin have entered into a written Employment Agreement, dated July 28, 2019 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Rubin will receive a monthly base salary of 80,000 New Israeli Shekels (approximately $22,680), and Mr. Rubin is entitled to an annual discretionary bonus subject to the sole discretion of the Company’s Board of Directors (the “Board”). The Board shall determine the bonus on the basis of agreed-upon annual objectives, which shall include both measurable and strategic parameters. He is also entitled to a one-time bonus of US$400,000 upon the occurrence of certain change of control transactions. The monthly salary is subject to cost of living adjustments from time to time as may be required by law.

The Board also granted to Mr. Rubin, as of the effective date of his employment, options to purchase 800,000 shares of the Company’s common stock at an exercise price equal to the closing sales price of the Company’s common stock on the NYSE American for the last trading day immediately preceding the effective date of the grant. The options shall vest over four years on a quarterly basis, subject to certain conditions. Vesting of the options will be accelerated in full upon a Corporate Transaction or a Change in Control, as those terms are defined in the Company’s 2006 Stock Incentive Plan, as amended. Subject to the Board’s approval, Mr. Rubin shall be entitled to Restricted Share Units (“RSU”) in an aggregate value of US $100,000, on an annual basis, subject to an annual compensation plan of the Company, to be approved by the Company’s Compensation Committee and adopted by the Board no later than December 31, 2019.

The Employment Agreement is terminable by the Company on 180 days written notice, and by Mr. Rubin on 90 days written notice, for any reason during its term. The Company may terminate the Employment Agreement for cause without notice. Mr. Rubin is entitled to be insured by the Company under a Manager’s Policy or Pension Fund, in lieu of severance, as well as company contributions towards vocational studies, annual recreational allowances, a Company car, a Company laptop and a Company phone. Mr. Rubin is entitled to 24 working days of vacation. He is also entitled to indemnification and to be an insured in the Company’s D&O insurance policy, as are the Company’s other executive officers and directors.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of a press release announcing the appointment is filed as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement dated July 28, 2019
99.1	Press release dated July 29, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2019	PROTALIX BIOTHERAPEUTICS, INC.

	By:	/s/ Dror Bashan
Name: Dror Bashan
Title: President and Chief Executive Officer